Exhibit 14.1
SPRUCE POWER HOLDING CORP.
CORPORATE CODE OF CONDUCT AND WHISTLEBLOWER POLICY

INTRODUCTION

Spruce Power Holding Corp. (“we” or the “Company”) has adopted this Corporate Code of Conduct (the “Code”) and Whistleblower Policy (the “Policy”) to provide our stakeholders, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected at the Company and to aid stakeholders in making decisions when conducting the Company’s business and performing day-to-day duties. The standards set forth in the Code apply to everyone. Each stakeholder must acknowledge review of, and agree to comply with, the Code as a condition of his or her relationship with the Company (see Appendix A attached hereto). The term “us” or “stakeholder” as used throughout the Code means (a) every full and part-time employee of the Company and its subsidiaries, (b) all members of the Company’s senior management, including the Chief Executive Officer, and (c) every member of the Company’s Board of Directors (the “Board”), even if such member is not employed by the Company. The term “you” means any stakeholder.
REPORTING VIOLATIONS UNDER THE CODE; ANTI-RETALIATION PLEDGE
It is the responsibility of each of us to conduct ourselves in an ethical business manner and ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of employment or other relationship with the Company, in addition to possible legal action. If you are aware of any breach of the Code, you are obligated to report violations to the Office of the General Counsel, to the chairperson of the Audit Committee of the Board (the “Audit Committee”) or to the anonymous Whistleblower Compliance Hotline (the “Hotline”), as described in detail below.
The Code contains a clear anti-retaliation pledge; this means that if you in good faith report a violation of the Code by any stakeholder, or by the Company or agents acting on its behalf, to the Hotline, the Office of, General Counsel or the chairperson of the Audit Committee, you will not be fired, demoted, reprimanded or otherwise harmed for reporting the violation. Although you will not be disciplined for reporting a violation, you may be subject to discipline if you are involved in the underlying conduct or violation. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation is initiated, the Company will endeavor to keep confidential any report you make, except to the extent disclosure is required by applicable law, regulation or court order, or is necessary to allow for a complete investigation of such report.
COMPLYING WITH THE CODE

Exhibit 14.1
The ultimate responsibility for maintaining the Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and our company. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a company. To that end, the Company has made the Code publicly available on its website. It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of employment or other relationship with the Company or, potentially, legal action.
While it is impossible for this Code to address specifically every situation that may arise, the principles embodied in the Code should govern our conduct at all times. If you are confronted with a situation not addressed the Code or have questions regarding any matter in the Code, you are urged to consult with the Office of the General Counsel or another member of senior management of the Company. Furthermore, the policies set forth in this Code are in addition to other policies of the Company that stakeholders must comply with, including those set forth in any Employee Handbook in effect from time to time or in any other policy referenced in the Code.
The provisions of the Code regarding the actions the Company will take are guidelines which the Company intends to follow. There may be circumstances, however, that in the Company’s judgment require different measures or actions and, in such cases, the Company may act accordingly while still seeking to remain consistent with the principles embodied in the Code.
In the case of any inconsistency between the provisions set out in this Code and the rules contained in any mandatory text, laws or interpretive case law applicable to the Company or stakeholders, such mandatory text, laws or interpretive case law controls. In no instance should this Code be interpreted as modifying, amending or otherwise changing any legal text or precedent that applies to the Company or stakeholders.

Exhibit 14.1
I.WHISTLEBLOWER POLICY
A.Obligation to Report Violations or Suspected Violations
Any stakeholder having any information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Hotline (the contact details for which are below), the Office of the General Counsel or the chairperson of the Audit Committee. Stakeholders are also encouraged to raise any issues or concerns regarding the Company’s business or operations. Failure to report a suspected or actual violation is itself a violation of the Code and may subject the stakeholder to disciplinary action, up to and including termination of employment or other relationship with the Company or, potentially, legal action. Reports may be made on a completely confidential and anonymous basis. To the extent any investigation is necessitated by a report, the Company will endeavor to keep the proceedings and the identity of the reporting stakeholder confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report.
Individuals should consider leaving, but are not required to leave, their name or a contact number when submitting a report. Such information may facilitate a more thorough and efficient investigation. The Office of the General Counsel will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. The Company cannot guarantee confidentiality, particularly when material evidence of a violation of the law is disclosed or if the person is identified during the normal course of an investigation.
B.Whistleblower Compliance Hotline for Confidential and Anonymous Reporting
If you are aware of any breach of the Code, you are obligated to report violations to the Hotline, to the Office of the General Counsel or to the chairperson of the Audit Committee. The Hotline is operated by a third party service provider, which the Company has engaged to receive such reports, the contact details for which are below. You may make such reports on a completely anonymous and confidential basis by contacting the Hotline. Stakeholders may report to the Hotline any concerns he or she may have with respect to the Company, including, but not limited to, concerns with the Company’s business or operations, suspected violations of the Code, securities or antifraud laws, accounting issues, any law relating to fraud against stockholders, or any other issue concerning the Company or such stakeholder’s employment or other relationship with the Company. Reports made to the Hotline will, in turn, be provided directly to the Office of the General Counsel and the Audit Committee on an anonymous (to the extent the report was made anonymously) and confidential basis. The Hotline may be reached 24 hours a day, 7 days a week at the following toll-free number and internet address:
Contact Information for the Whistleblower Compliance Hotline:

Toll-Free Telephone Number	1-800-268-2417

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1

A.Anti-Retaliation Pledge
Any stakeholder who in good faith (a) reports a suspected violation under the Code by any stakeholder, or by the Company or its agents acting on its behalf, or (b) raises issues or concerns regarding the Company’s business or operations, in either case to the Hotline, to the Office of the General Counsel or to the chairperson of the Audit Committee, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issue or concern, regardless of whether the suspected violation, issue or concern involves the stakeholder, his or her supervisor or senior management of the Company.

In addition, any stakeholder who in good faith reports a suspected violation under the Code that he or she reasonably believes constitutes a violation of a federal statute by the Company, or its agents acting on its behalf, to a federal regulatory or law enforcement agency may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of his or her employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the stakeholder, his or her manager or senior management of the Company.

II.IMPLEMENTATION OF THE CODE
The following questions and answers address the Company’s implementation of the Code. The Company has attempted to design procedures that promote confidentiality, anonymity and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.
Q: Who is responsible for administering, updating and enforcing the Code?

A: The Board has appointed an Office of the General Counsel to administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Office of the General Counsel fulfills his or her responsibilities.

The Office of the General Counsel has overall responsibility for overseeing the implementation of the Code. Specific responsibilities of the position are to:
•Develop the Code based on legal requirements, regulations and ethical considerations that are raised in the company’s operations;
•Ensure that the Code is distributed to all stakeholders and that all stakeholders acknowledge the principles of the Code;
•Work with the Audit Committee to provide a reporting mechanism so that stakeholders have a confidential and anonymous method of reporting not only suspected violations of the Code but concerns regarding federal securities or antifraud laws, accounting issues, or any federal law relating to fraud against stockholders;

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
•Implement a training program to ensure that stakeholders are aware of and understand the Code;
•Audit and assess compliance with the Code;
•Serve as a point person for reporting violations and asking questions under the Code; and
•Revise and update the Code as necessary to respond to detected violations and changes in the law.
The Office of the General Counsel will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept confidential to the extent required by applicable law.

Q: How can I contact the Office of the General Counsel?
A: The Office of the General Counsel is listed on the Spruce web site: www.sprucepower.com. This department can assist you in answering questions or reporting violations or suspected violations under the Code.

III.GENERAL REQUIREMENTS
Each of us is expected to be honest, fair, and accountable in all business dealings and obligations, and to ensure:
•the ethical handling of conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and
•compliance with applicable governmental laws, rules and regulations.
IV.CONFLICTS OF INTEREST
Stakeholders should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the Company. In dealings with current or potential customers, suppliers, contractors, and competitors, each stakeholder should act in the best interests of the Company to the exclusion of personal advantage. Immediate family members of stakeholders, executive officers and directors are also covered in certain circumstances. For purposes of this section, an “immediate family member” in respect of any person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person.

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
Stakeholders and, in certain circumstances, their immediate family members, are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:
•No stakeholder or immediate family member of an stakeholder shall have a financial interest in, or significant obligation to, any outside enterprise which does or seeks to do business with the Company or which is an actual or potential competitor of the Company, without prior approval of the Office of the General Counsel and the Company’s Chief Executive Officer or, in the case of executive officers or members of the Board, without prior approval of the Board or a committee thereof; provided however, that this provision shall not prevent any stakeholder from investing in any mutual fund or owning up to 1% of the outstanding stock of any publicly traded company.
•No stakeholder shall conduct business on the Company’s behalf with an outside enterprise which does or seeks to do business with the Company if an immediate family member of such stakeholder is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between the Company and such enterprise, without prior approval of the Office of the General Counsel and the Company’s Chief Executive Officer or, in the case of executive officers or members of the Board, without prior approval of the Board or a committee thereof.
•No executive officer or employee of the Company, or immediate family member of an executive officer or employee of the Company, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the Company.
•No director or immediate family member of a director shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the Company, without prior approval of the Board or a committee thereof.
•No stakeholder shall use any Company property or information or his or her position at the Company for his or her personal gain.
•No stakeholder shall engage in activities that are directly competitive with those in which the Company is engaged.
•No stakeholder shall divert a business opportunity from the Company to his or her own benefit. If an stakeholder becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the Company is or may become involved or has or may have an existing interest, the stakeholder should disclose the relevant facts to the Office of the General Counsel. The stakeholder may proceed to take advantage of such opportunity only if the Company is unwilling or unable to take advantage of such opportunity as notified in writing by the Office of the General Counsel.

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
•No stakeholder or immediate family member of a stakeholder shall receive any loan or advance from the Company or be the beneficiary of a guarantee by the Company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Corporate General Counsel and the Company’s Chief Executive Officer. Please see Section V.E. below, “Corporate Advances,” for more information on permitted corporate advances.
In addition, the Audit Committee will review and approve, in advance, all related-person transactions, as required by the SEC, The New York Stock Exchange or any other regulatory body to which the Company is subject from time to time.
Each stakeholder should make prompt and full disclosure in writing to the Office of the General Counsel of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.
V.PROTECTION AND PROPER USE OF COMPANY ASSETS
Proper protection and use of Company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each stakeholder of the Company. Stakeholders must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions of the Code relating to protection of the Company’s property also apply to property of others entrusted to it (including proprietary and confidential information).
A.Proper Use of Company Property
The removal from the Company’s facilities of the Company’s property is prohibited, unless authorized by the Company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the Company for its exclusive use – such as vendor lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from the Company’s premises or used for purposes other than the Company’s business without prior written authorization from the Office of the General Counsel and the Company’s Chief Executive Officer.
Each stakeholder has an obligation to use the time for which he or she receives compensation from the Company productively. Work hours should be devoted to activities directly related to the Company’s business.
B.Confidential Information
The Company provides its stakeholders with confidential information relating to the Company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each stakeholder must safeguard include, by way of example only, to the extent unannounced or otherwise nonpublic, the Company’s plans and business strategy; inventions, discoveries, clinical and nonclinical data, results, protocols or other

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
similar information; products; product candidates; intellectual property, regulatory, corporate partnering or M&A information, developments, prospects or communications; contracts; sales data; significant projects; customer and supplier lists; trade secrets; manufacturing techniques and sensitive financial information, in each case whether in electronic or paper format. These are costly, valuable resources developed for the exclusive benefit of the Company. No stakeholder shall disclose the Company’s confidential information to an unauthorized third party or use the Company’s confidential information for his or her own personal benefit.
C.Accurate Records and Reporting
Under law, the Company is required to keep books, records and accounts that accurately and fairly reflect all Company transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the SEC. All Company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be important in interpreting such report or document. Under no circumstance shall there be any unrecorded liability or fund of the Company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the Company. No payment on behalf of the Company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and intentional improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.
The Company has or will develop and maintain (a) a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted and are in compliance with regulatory requirements and (b) disclosure controls and procedures to ensure that all of the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.

Stakeholders are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures, in each case to the extent applicable to their roles at the Company. For clarity, responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the Company’s accounting personnel, but with all stakeholders involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the SEC. Because the integrity of the Company’s external reports to stockholders and the SEC depends on the integrity of the Company’s internal reports and recordkeeping, all stakeholders must adhere to the highest standards of care with respect to our internal records and reporting. The Company is

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
committed to full, fair, accurate, timely, and understandable disclosure in its periodic reports required to be filed with the SEC.

Any stakeholder who believes the Company’s books and records are not in accord with these requirements should immediately report the matter to the Hotline, the Office of the General Counsel or the chairperson of the Audit Committee.

D.Document Retention
Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the Company’s business needs, all stakeholders must maintain records in accordance with these laws and any records retention policy that the Company may adopt from time to time.
Any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered or otherwise made unavailable after the stakeholder in possession of such record has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit. Stakeholders must handle such records in accordance with the procedures outlined in the Company’s Document Retention Policy, to the extent such a policy is in effect.
When in doubt regarding retention of any record, do not discard or alter the record in question and seek guidance from the Office of the General Counsel. Stakeholders should also direct all questions regarding document retention and related procedures to the Office of the General Counsel. In addition, the company may adopt additional specific written policies and procedures with respect to document retention or amend existing policies and procedures. All stakeholders will be notified if such policies and procedures are adopted or if existing policies and procedures are amended.
E.Corporate Advances
Under law, the Company may not loan money to stakeholders except in limited circumstances. It shall be a violation of the Code for any stakeholder to advance Company funds to any other stakeholder or to himself or herself except for usual and customary business advances for legitimate corporate purposes that are approved by a manager or pursuant to any corporate credit card for usual and customary, legitimate business purposes. It is the Company’s policy that any advance to a stakeholder be approved in advance by the Office of the General Counsel and the Company’s Chief Executive Officer. Any Company credit cards are to be used only for authorized, legitimate business purposes. A stakeholder will be responsible for any unauthorized charges to a Company credit card.
VI.FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS AND STAKEHOLDERS

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
The Company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the Company or stakeholders. Offering, giving, soliciting or receiving any form of bribe to or from a vendor, service provider, supplier, regulatory official, physician, clinical investigator, investigative site or the like to influence its conduct is strictly prohibited.

A.Giving Gifts
Cash or cash-equivalent gifts must not be given by any stakeholder to any person or enterprise. There is a three-part test to determine if gifts and business courtesies are permitted. This test applies for gifts and business courtesies that are both given by Spruce and received by Spruce employees. First, ask whether the value of the gift nominal; second, is the gift not intended to unreasonably or improperly influence the recipient?; last, is the gift appropriate and related to the business purpose? If the answer to all three is “yes,” then the business courtesy is proper and allowed to be given or received. Each of these parts is examined below.
(i)Is the value “nominal”?
“Nominal” is not defined in either the Code of Conduct or applicable IRS regulations. Expenditures below $50 can generally be considered “nominal.” However, a gift above $50 may still be considered “nominal” if it is not unreasonable or lavish, or if it is appropriate in the cultural context. Examples of “nominal” gifts with values above $50 would be the cost of a dinner when an important customer is in town, or attending a professional sporting event with a customer. Not “nominal” would be sending your customer and their family to the Super Bowl or allowing a supplier to do the same for you. “Nominal” gifts certainly include apparel, mugs, pens and other similar items branded with your company name.

(ii)Is the gift not intended to unreasonably or improperly influence the recipient?
We all want our gifts to be received favorably. However, if a gift is given with the intent that the recipient will be improperly swayed or influenced, such a gift should be considered prohibited. Extreme examples are gifts intended to bribe or improperly influence a customer’s decision or by which a supplier is intending to improperly influence your purchasing decision.

(iii)Is the gift given as part of a business purpose or in an appropriate business setting?

We understand that reasonable meals and entertainment in the context of a business relationship are customary, normal and, in some cultures, expected. It is important that we promote our business; build and maintain key relationships; and engage in activities that further our business goals. Business entertaining and gifts should take place with our business goals in mind, in an appropriate, professional setting.

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
While there is an element of judgment here, if the gift is reasonable, customary and proportionate to legitimate business circumstances, it generally can be given or received. Please beware of gifts that do not meet the criteria set forth above. Accepting gifts from third parties may very well raise conflict of interest issues. Therefore, receipt of gifts should be very carefully considered and reviewed if you have any hesitancy or uncertainty.

An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes a stakeholder feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable.
It is never acceptable to accept a gift in cash or cash equivalent. Even cash gifts of token value must be declined and returned to the sender.
A.Unfair Competition
Although the free enterprise system is based upon competition, rules have been imposed providing what can and what cannot be done in a competitive environment. The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code.
Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s product, product candidate, service or operation. Stakeholders may not, however, spread false rumors about competitors or make misrepresentations about their businesses. For example, a stakeholder may not pass on anecdotal or unverified stories about a competitor’s product, product candidate, service or operation as the absolute truth.

Disrupting a Competitor’s Business. This includes bribing a competitor’s employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor’s organization.

Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of any Company product, product candidate or service are both illegal and contrary to Company policy.

B.Antitrust Concerns
Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Every corporate decision that involves customers, competitors, and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with the antitrust laws is in the public interest, in the interest of the business community at large, and in the Company’s interest.

Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time consuming. Moreover, violations of the antitrust laws can, among other things, subject you and the Company to the imposition of injunctions, treble damages and heavy fines. Criminal

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
penalties may also be imposed, and individual stakeholders can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within the Company.
A primary focus of antitrust laws is on dealings between competitors. In all interactions with actual or potential competitors, stakeholders must follow these rules:

•Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payor contracts, territories or on any other improper basis, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services.
•Never discuss past, present, or future prices, pricing policies, bundling, discounts or allowances, royalties, terms or conditions of sale, costs, choice of customers, territorial markets, production quotas, allocation of customers or territories, or bidding on a job with a competitor.
•Be careful of your conduct. An “agreement” that violates the antitrust laws may be not only a written or oral agreement, but also a “gentlemen’s agreement” or a tacit understanding. Such an “agreement” need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor.
•Make every output- and sales-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.
•Carefully monitor trade association activity. These forums frequently create an opportunity for competitors to engage in antitrust violations.
Another focus of antitrust law is how a company deals with customers, suppliers, contractors and other third parties. The following practices could raise issues, and stakeholders should always consult with the Office of the General Counsel before doing any of the following:

•refusing to sell to any customer or prospective customer;
•conditioning a sale on the customer’s purchasing another product or service, or on not purchasing the product of a competitor;
•agreeing with a customer on a minimum or maximum resale price of our products;
•imposing restrictions on the geographic area to which our customers may resell our products;
•requiring a supplier to purchase products from the Company as a condition of purchasing products from that supplier;
•entering into an exclusive dealing arrangement with a supplier or customer; or
•offering different prices, terms, services or allowances to different customers who compete or whose customers compete in the distribution of commodities.

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
If the Company has a dominant or potentially dominant position with respect to a particular product or market, especially rigorous standards of conduct must be followed. In these circumstances, stakeholders should:
•Consult with the Office of the General Counsel before selling at unreasonably low prices or engaging in any bundling practices; and
•Keep the Office of the General Counsel fully informed of competitive strategies and conditions in any areas where the Company may have a significant market position.
Finally, always immediately inform the Office of the General Counsel if local, state or federal law enforcement officials request information from the Company concerning its operations.
C.Political Contributions
Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Office of the General Counsel and the Company’s Chief Executive Officer, the formation and operation of a political action committee.
VII.COMPLIANCE WITH LAWS, RULES AND REGULATIONS
A.Insider Trading Policy
The Company expressly forbids any stakeholder from trading on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every stakeholder and extends to activities both within and outside their duties to the Company, including trading for a personal account.

The concept of who is an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. A temporary insider can include, among others, a company’s investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. One may also become a temporary insider of another company with which the Company has a contractual or other relationship. Trading while aware of inside information is not a basis for liability unless the information is material. Generally, this is information that a reasonable investor would consider important in making his or her investment decisions or information that is likely to have a significant effect on the price of a company’s securities.
Information is nonpublic until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
example, information found in a report filed with the SEC or appearing in a national newspaper would be considered public.
Each stakeholder should be familiar with and abide by the Company’s Insider Trading Policy. A copy of this policy available from the Human Resources Department or the Office of the General Counsel.

B.Equal Employment Opportunity
The Company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry or any other legally protected status. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

The Company encourages its stakeholders to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Human Resources Department or the Office of the General Counsel. Stakeholders who have concerns regarding conduct they believe is discriminatory should also feel free to make a report to the Hotline, to the Office of the General Counsel or to the chairperson of the Audit Committee.

C.Sexual Harassment Policy
The Company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the Company will not tolerate sexual harassment of stakeholders by anyone, including any manager, coworker, director, consultant, vendor, supplier or customer, whether in the workplace, at assignments outside the workplace, at Company-sponsored social functions or elsewhere.
Each stakeholder should be familiar with and abide by the Company’s Sexual Harassment Policy. A copy of this policy is given to all stakeholders and is available from the Human Resources Department or the Office of the General Counsel .

D.Health, Safety & Environment Laws
Health, safety, and environmental responsibilities are fundamental to the Company’s values. Stakeholders are responsible for ensuring that the Company complies with all provisions of the health, safety, and environmental laws of each country in which the Company has operations.
The penalties that can be imposed against the Company and stakeholders for failure to comply with health, safety, and environmental laws can be substantial and include imprisonment and fines.

VIII.QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
Each stakeholder is encouraged to consult with the Office of the General Counsel about any uncertainty or questions he or she may have about the Code.
If any situation should arise where a course of action would likely result in a violation of the Code but for which you think a valid reason for the course of action exists, you should contact the Office of the General Counsel to obtain a waiver prior to the time the action is taken. You should never pursue a course of action that is unclear under the Code without first consulting the Office of the General Counsel and, if necessary, obtaining a waiver from the Code. Except as noted below, the Office of the General Counsel will review all the facts surrounding the proposed course of action, consult with the Company’s Chief Executive Officer and determine whether a waiver from any policy in the Code should be granted.

Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board shall be referred by the Office of the General Counsel to the Board or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted and, to the extent required by the rules of the SEC or The New York Stock Exchange, disclosed publicly. If the Board denies the request for a waiver, the waiver will not be granted and the stakeholder shall not pursue the intended course of action.

Waivers from the Code will be granted only in limited and extraordinary circumstances.

IX.QUESTIONS AND ANSWERS REGARDING REPORTING VIOLATIONS UNDER THE CODE, WHISTLEBLOWER POLICY, AND HOTLINE
The following questions and answers address each stakeholder’s obligation to comply with the Code. The Company has attempted to design procedures that promote confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.
Q:    Do I have a duty to report violations under the Code?
A: Yes, participation in the Code is mandatory. You must immediately report any violation or suspected violation of the Code to the Hotline, the Office of the General Counsel or to the chairperson of the Audit Committee. The Company will endeavor to keep reports confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report. Failure to report violations or suspected violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or other relationship with the Company or, potentially, legal action.
Q: I’m afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
A: The Code contains a clear anti-retaliation pledge, meaning that if you in good faith report a violation of the Code by any stakeholder, or by the Company or its agents acting on its behalf, to the Hotline, to the Office of the General Counsel or to the chairperson of the Audit Committee, you will not be fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your manager, or senior management of the Company. Note however that, although you will not be disciplined for reporting a violation, you may be subject to discipline if you are involved in the underlying conduct or violation. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the Company will endeavor to keep confidential any report you make, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report.
In addition, if you in good faith report a suspected violation under the Code that you reasonably believe constitutes a violation of a federal statute by any stakeholder, or by the Company or its agents acting on its behalf, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your manager or senior management of the Company.
Individuals should consider leaving, but are not required to leave, their name or a contact number when submitting a report. Such information may facilitate a more thorough and efficient investigation. The Office of the General Counsel will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. The Company cannot guarantee confidentiality when material evidence of a violation of the law is disclosed.

Nothing in the Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Office of the General Counsel or any other party to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

Q:    How are suspected violations investigated under the Code?

A: When a suspected violation is reported to the Hotline or to the Office of the General Counsel , the Office of the General Counsel (or his or her delegate) will gather information about the allegation by interviewing the stakeholder reporting the suspected violation, the stakeholder who is accused of the violation or any co-workers or stakeholders of the accused stakeholders to determine if a factual basis for the allegation exists. The reporting stakeholder’s immediate manager will not be involved in the investigation if the reported violation involved that manager. The

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1
Company will endeavor to keep the identity of the reporting stakeholder confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to allow for a complete investigation of such report.

If the report is not substantiated, the reporting stakeholder will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Office of the General Counsel will close the matter as unsubstantiated.

If the allegation is substantiated, the Office of the General Counsel and the Company’s Chief Executive Officer will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Office of the General Counsel will refer the matter to the Board. The Board’s decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Office of the General Counsel may refer the violation to the individual’s manager or the Human Resources Department for appropriate disciplinary action.
The Office of the General Counsel shall provide a summary of all matters considered under the Code to the Board or a committee thereof at each regular meeting thereof, or sooner if warranted.

Q:    Do I have to participate in any investigation under the Code?

A: Your full cooperation with any pending investigation under the Code is a condition of your continued employment or other relationship with the Company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

Q:    What are the consequences of violating the Code?

A: As explained above, stakeholders who violate the Code may be subject to discipline, up to and including termination of employment or other relationship with the Company or, potentially, legal action. Stakeholders who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such stakeholders may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the Company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?
A: The Office of the General Counsel can help answer questions you may have under the Code. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code. Waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Office of the

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]

Exhibit 14.1

General Counsel and, if necessary, obtaining a waiver from the Code.

[Spruce Power -- Corporate Code of Conduct and Ethics and Whistleblower Policy]